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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-23797

                              COMMAND SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                             76 Batterson Park Road
                          Farmington, Connecticut 06032
                                 (860) 409-2000
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                  Common Stock
                            $0.01 par value per share
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities forwhich a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [X]               Rule 12h-3(b)(1)(i)    [_]
Rule 12g-4(a)(1)(ii)     [_]               Rule 12h-3(b)(1)(ii)   [_]
Rule 12g-4(a)(2)(i)      [_]               Rule 12h-3(b)(2)(i)    [_]
Rule 12g-4(a)(2)(ii)     [_]               Rule 12h-3(b)(2)(ii)   [_]
                                           Rule 15d-6             [_]

     Approximate number of holders as of the certification or notice date: 1


     Pursuant to the requirements of the Securities Exchange Act of 1934, Command Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 22, 2001                        By:    /s/ Stephen Willcox
                                                -------------------------------
                                            Name:  Stephen Willcox
                                            Title: Chief Operating Officer